THIS DEED

MADE the 18th day of 2007, BETWEEN INDIGO LAND & DEVELOPMENT, INC. of 701 North Greene Valley Parkway, Suite 200, Henderson, Nevada 89074, (hereinafter called the Grantor),

AND

INDIGO-ENERGY, INC. of 701 North Greene Valley Pathway, Suite 200, Henderson, Nevada 89074, (hereinafter called the Grantee).

WITNESSETH, that the Grantor for and in consideration of the sum of One ($1.00) Dollar, to it in hand paid by the Grantee at and before the ensealing and delivery hereof, the receipt whereof is hereby acknowledged, has granted, bargained, sold, aliened, released, and confirmed, and by these presents, does grant, bargain, sell, alien, release, and confirm unto the Grantee, its successors and assigns,

ALL that certain mineral interests situate in Monongalia County, West Virginia, being all the remaining oil and gas and other minerals, if any, together with mining rights and other rights and privileges appurtenant thereto, necessary for the removal of the same.

BEING one hundred percent (100%) of the oil and gas and other minerals as described beneath the 28 Acres, 1 Rood and 1 Perch, more or less located in Battelle District, Monongahela County, West Virginia.

BEING the mineral interests excepted and reserved from the 28 Acres, 1 Rood and 1 Perch, more or less, which was conveyed by Indigo Land & Development, Inc, to Oscar Hardy and Cleta Hardy, husband and wife, by Deed dated September 10, 1993 and recorded in the Recorder’s Office of Battelle District, Monongahela County Virginia, in Deed Book 1075, Page 338.

THE ABOVE DESCRIBED tract or land is assessed for the year 2007 in Monongahela County as Map/Parcel No. 5/5.

TOGETHER with all and singular the rights, liberties, privileges, hereditaments, and appurtenances whatsoever thereunto belonging, or in any wise appertaining, and the reversions and remainders, rents, issues, and profits thereof; and also, all the estate, right, title, interest, property, claim, and demand whatsoever, of him, the said Grantor in law, or equity, or otherwise howsoever, of; in, to, or out of the same.

TO HAVE AND TO HOLD the premises hereby granted, or mentioned, or intended so to be, with the appurtenances, unto the said Grantee, its successors or assigns, to the only proper use and behoof of the said Grantee, its successors and assigns, forever.

AND Grantors declare that the total consideration is One ($1.00) Dollar.

AND the Grantor for itself, its successors and assigns, does covenant, promise, and agree, that it will WARRANT GENERALLY the property herein conveyed.

THIS DEED is made under and by virtue of a Resolution of the Board of Directors of the Grantor duly passed at a regular meeting thereof, held on the 17th day of July, 2007, a full quorum being present authorizing and directing the same to be done.

IN WITNESS WHEREOF, the Grantor, by its President, has set its hand and seal the day above written.

ATTEST	INDIGO LAND & DEVELOPMENT, INC.

/s/ David J. Larson 7-18-07
DAVID J. LARSON, President

STATE OF FLORIDA

COUNTY OF PINELLAS

On this 18th day of July, 2007, before me a Notary Public, the undersigned officer personally appeared DAVID J. LARSON, who acknowledged himself to be the President of INDIGO LAND & DEVELOPMENT, INC, and that he as such Present, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as President.

In Witness Whereof, I hereunto set my hand and official seal.

/s/ Lois Casiano
Notary Public

My commission expires: 8/24/09